UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the securities Exchange
                                  Act of 1934,
             Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or

               Section 30(f) of the Investment Company Act of 1940

(Print of Type Response)
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1. Name and Address of Reporting Person

              Henry Val
              133 Wyncrest Road
              Marlboro, New Jersey 07746

2. Date of Event Requiring Statement (Month/Day/Year)

                    9/20/02

3. IRS or Social Security Number of Reporting Person
                    (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   J-Bird Music Group Ltd. - JBMG

5. Relationship of Reporting Person to Issuer (Check all applicable)

  (X)Director (X) 10% Owner (X) Officer (give title below)
  ( ) Other(specify below)

   Chief Executive Officer, President and Treasurer

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------

1. Title of Security   2. Amount of Securities   3. Ownership Form   4. Nature of Indirect
   (Instr. 4)             Beneficial Owned          Direct (D) or       Beneficial Ownership
                          Instr. 4                  Indirect (I)        Instr. 5
                                                    Instr. 5
Common stock,
$.001 par value         400,000                  Direct                 N/A


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. SEC
1473 (7-96)

* If form is filed by more than one reporting person, see Instruction 5(b)(v).

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Table II - Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

1.Title of Derivative    2. Date Exer-     3. Title and Amount of Securities    4. Conversion   5. Ownership   6. Nature of
  Security                  cisable and       Underlying Derivative Security       or Exercise     Form of        Indirect
  (Instr. 4)                Expiration        Instr. 4                             Price of        Derivative     Beneficial
                            Date                                                   Derivative      Securities:    Ownership
                            Month/Date/                                            Security        Direct (D)or   (Instr. 5)
                            Year                                                                   Indirect (I)
                                                                                                   (Instr. 5)
                         -----  ----------   --------          ---------
                         Date   Expiration                     Amount or
                         Exer-  Date          Title            Number of
                         cisable                               Shares
-------------------------------------------------------------------------------------------------------------------------------

Option                09/12/02  None          Common           2,500,000         $.10            D
                                              Stock


Explanation of Responses:  None



/s/ Henry Val                  September 20, 2002
----------------------         ------------------
    Henry Val                          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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